Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus and Prospectus Supplement of Amentum Holdings, Inc. for the registration of 19,464,174 shares of its common stock and to the incorporation by reference therein of our report dated December 17, 2024, except for Note 19, as to which the date is March 7, 2025, included in Amentum Holdings, Inc.’s Current Report on Form 8-K dated March 7, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tysons, Virginia
March 10, 2025